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EXHIBIT 23.1

     [Ernst & Young LLP Letterhead]

Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3, No. 333-      ) and related Prospectus of Main Street Banks, Inc. for the registration of 399,177 shares of its common stock and to the incorporation by reference therein of our report dated January 25, 2001 (except Note 16, as to which the date is May 8, 2001) with respect to the consolidated financial statements of Main Street Banks, Inc. and Subsidiaries for the year ended December 31, 2000 included in its Current Report on Form 8-K dated May 14, 2001, filed with the Securities and Exchange Commission.

                      /s/Ernst & Young LLP

Atlanta, Georgia
May 29, 2001

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CONSENT OF INDEPENDENT AUDITORS